Exhibit 99.1

Tuesday, May 9, 2006, 1:05 PM PT

Printronix Provides New Guidance for Fourth Quarter of Fiscal Year 2006 and First Quarter of Fiscal Year 2007.

IRVINE, CA., May 9, 2006 -- Printronix, Inc., (NASDAQ: PTNX), the leading manufacturer of integrated enterprise printing solutions for the supply chain, today provided an updated outlook on fourth quarter results for fiscal year 2006 and the full fiscal year.

On March 29, 2006, the Company announced that it was experiencing continued weakness in sales to the Europe, Middle East and Africa (EMEA) region and noticing new softness in the America’s region, particularly in the automotive sector. Fourth quarter revenue is now expected to be approximately $33.2m, which is at the high end of our range of estimates. However, the Company is expected to report a pre-tax loss of between $2.0 million and $2.3 million in the fourth quarter of fiscal 2006 due to $1.1 million of Sarbanes-Oxley (SOX) consulting and SOX external audit fees, $0.2 million of legal and tax consulting fees to enable the American Jobs Creation Act dividend of $32.0 million, $0.5 million of reorganization costs incurred to lower future operating costs and a small operating loss due to lower revenues. Small public companies, such as Printronix, have seen a disproportionate cost for SOX compliance under various metrics, whether stated as a percent of revenue or of operating profit.

The full fiscal year pre-tax loss is expected to be between $2.8 million and $3.1 million. The full fiscal year external consulting and audit fees to comply with SOX was approximately $2.5 million, which alone accounts for most of the fiscal year pre-tax loss, and represents approximately 2 percent of revenue.

As previously announced on March 27, 2006, the Company repatriated $32.0 million of foreign earnings and recorded a tax charge of approximately $2.8 million in the fourth quarter. As a result, the Company is expected to report a net loss after taxes for the fourth quarter of between $4.7 million and $5.0 million. The full fiscal year 2006 net loss after tax is expected to be between $5.2 million and $5.5 million. The company expects to release final results in June after the financial and SOX compliance audits are completed.

Based upon current sales trends, lower SOX compliance costs and lower operating expenses, Printronix expects to return to profitability in the June quarter, the first quarter of fiscal year 2007.

Except for historical information, this press release contains “forward-looking statements” about Printronix, within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “objectives,” “believes,” “expects,” “plans,” “intends,” “should,” “estimates,” “anticipates,” “forecasts,” “projections,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including: adverse business conditions and a failure to achieve growth in the computer peripheral industry and in the economy in general; the ability of the company to achieve growth in the Asia Pacific market; adverse political and economic events in the company’s markets; a worsening of the global economy due to general conditions; a worsening of the global economy resulting from terrorist attacks or risk of war; a worsening of the global economy resulting from an outbreak of avian flu or other world health epidemic; a worsening of the global economy resulting from a resurgence of SARS (Severe Acute Respiratory Syndrome); the ability of the company to maintain its production capability in its Singapore plant or obtain product from its Asia Pacific suppliers should a resurgence of SARS occur; the ability of the company to hold or increase market share with respect to line matrix printers; the ability of the company to successfully compete against entrenched competition in the thermal printer market; the ability of the company to adapt to changes in requirements for radio frequency identification (“RFID”) products by Wal-Mart and/or the Department of Defense and others; the ability of the company to attract and to retain key personnel; the ability of the company’s customers to achieve their sales projections, upon which the company has in part based its sales and marketing plans; the ability of the company to retain its customer base and channel; the ability of the company to compete against alternate technologies for applications in its markets; and the ability of the company to continue to develop and market new and innovative products superior to those of the competition and to keep pace with technological change. The company does not undertake to publicly update or revise any of its forward-looking statements, even if experience or new information shows that the indicated results or events will not be realized.

About Printronix, Inc.

Since 1974, Printronix Inc. (NASDAQ: PTNX) has created innovative printing solutions for the industrial marketplace and supply chain. The company is the worldwide market leader in enterprise solutions for line matrix printing and has earned an outstanding reputation for its high-performance thermal and fanfold laser printing solutions. Printronix also has become an established leader in pioneering technologies, including radio frequency identification (RFID) printing, bar code compliance and networked printer management. Printronix is headquartered in Irvine, California. For company information, see www.printronix.com.

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Company Contact:
Printronix, Inc., Irvine
Robert A. Kleist, President, CEO
714 / 368-2863

George L. Harwood, Senior Vice President Finance, CFO
714 / 368-2384

Investor Contact:	Media Contact:
EVC Group, LLC	WunderMarx, Inc.
Douglas M. Sherk	Cara Good
415 / 896-6818	949 / 860-2434, extension 312
(dsherk@evcgroup.com)	(cara.good@wundermarx.com)
Jennifer Beugelmans
415 / 896-6817
(jbeugelmans@evcgroup.com)